NOTICE TO LIMITED PARTNERS DATED MARCH 4, 2005

        Dear NTS Realty Holdings Limited Partnership Investor:

        On February 22, 2005, we learned of an offer by MacKenzie Patterson Fuller, Inc. and its affiliates, MPF Income 21, MP Value Fund 6, MP Special Fund 7, MP Special Fund 8 LLC and Moraga Gold, to purchase your limited partnership units (the “Units”) in NTS Realty Holdings Limited Partnership (“NTS Realty”) for cash in the amount of $5.50 per Unit, less a transfer fee ranging between $10 and $75. This offer, known as a “mini-tender,” is structured to avoid the filing, disclosure and procedural requirements designed to protect investors such as yourself. As the Managing General Partner of NTS Realty, we are responsible for ensuring that you receive the material facts necessary for you to make an informed investment decision. We believe that MacKenzie Patterson’s offer is improperly made and fails to comply with the rules and guidelines applicable to these offers. We recommend that you reject the offer.

        The Units are listed for trading on the American Stock Exchange under the trading symbol “NLP.” We believe that MacKenzie Patterson’s statement that we have given no indication that a sale of NTS Realty’s properties will be attempted within a specified period of time and, therefore, that you may not be able to liquidate your Units for some time is inaccurate. Because the Units are traded on the American Stock Exchange, you should not have to wait for NTS Realty to sell its properties and make a liquidation distribution to you. Instead, if you choose to do so, you may sell your Units on the American Stock Exchange at any time for the Units market value at that time. You can determine the current trading price for a Unit on the Internet at various websites, including www.amex.com.

        MacKenzie Patterson also states in its list of frequently asked questions and in the “Assignment Form” included with its mini-tender offer that, for a fee of $10, MacKenzie Patterson will obtain a Medallion Signature Guarantee for you. We believe that any Medallion Signature Guarantee obtained in this manner is improper and invalid. Medallion Signature Guarantees are governed by the Uniform Commercial Code. Pursuant to the relevant section of the Uniform Commercial Code, any person guaranteeing a signature warrants that, at the time of signing, (1) the signature was genuine; (2) the signatory was an appropriate person to sign; and (3) the signatory had legal capacity to sign. As a result, we believe that any Medallion Signature Guarantee must be obtained in person at the time of the signing. We do not believe that a “guarantor” of a signature could warrant any of the foregoing without actually witnessing the signing and meeting the signatory.

        We also believe that MacKenzie Patterson has failed to provide you with certain important procedural safeguards associated with tender offers for which filings are required by the SEC. Specifically, if you tender to MacKenzie Patterson, you do not have the right to withdraw your Units. The offer only may be rescinded by MacKenzie Patterson if NTS Realty has a material change during the offering period. Under SEC rules, you would be able to withdraw at any time until closing of the tender. Also, MacKenzie Patterson’s offer is structured to make you decide quickly without potentially adequate time to consider all of the facts because it does not have any provision requiring pro rata treatment if limited partners tender more Units than MacKenzie Patterson desires to purchase. MacKenzie Patterson’s offer indicates that “The Units will be purchased on a first-come, first-buy basis” and that MacKenzie Patterson is willing to purchase up to approximately 3.7% of the outstanding Units. Under SEC rules, MacKenzie Patterson would be required to accept tenders on a pro rata basis. Finally, MacKenzie Patterson’s offer fails to adequately disclose important matters required under the SEC’s guidelines. For example:

    1.        Method of Determining the Offer Price. MacKenzie Patterson fails to clearly summarize how it determined its offer price. MacKenzie Patterson does, however, indicate that it is making its offer in view of making a profit.

    2.        Risk Factors. MacKenzie Patterson’s offer does not include a clear, concise and prominent description of the risks associated with its offer.

    3.        Property/Business Disclosure. MacKenzie Patterson does not disclose certain information about the core operations of NTS Realty.

    4.        Identity of Bidder: MacKenzie Patterson fails to completely and accurately disclose information about itself, including information about its control persons and promoters.

        Importantly, please note that MacKenzie Patterson’s Assignment Form contains qualifications and contingencies that you should carefully read before you make any decision. For these and other reasons, we recommend that you not accept MacKenzie Patterson’s offer. You should also consult a publication of the U.S. Securities and Exchange Commission entitled “Mini-Tender Offers: Tips for Investors,” which is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm. If you decide to tender and MacKenzie Patterson accepts, we will only accept a request for a transfer as long as SEC rules and regulations, including the above guidelines, are followed and the transfer complies with our bylaws.

      Forward Looking Information

        This notice may contain forward-looking statements involving risks and uncertainties. Statements in this filing that are not historical, including statements regarding intentions, beliefs, expectations, representations, plans or predictions of the future, constitute forward-looking statements. For a discussion of some of these potential risks and uncertainties, please refer to the annual and quarterly reports filed by NTS Realty with the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

If you have any questions or would like additional information, please call 800-928-1492, extension 544.

Sincerely, /s/ Brian F. Lavin

Brian F. Lavin President of NTS Realty Capital, Inc.